Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2023 SECOND QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH. January 26, 2023 – LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of display solutions and indoor/outdoor lighting, today reported fiscal second quarter financial results for the three months ended December 31, 2022.

FISCAL 2023 SECOND QUARTER

●	Net Sales +16% y/y to $128.8 million
●	Net Income +107% y/y to $6.4 million; Adjusted Net Income of $7.6 million
●	Diluted EPS of $0.22; Adjusted EPS of $0.26
●	EBITDA of $11.5 million; Adjusted EBITDA $13.0 million or 10.1%/sales
●	Free Cash Flow of $8.9 million
●	Net debt declines to $60.1 million, or 1.3x TTM Adjusted EBITDA

LSI delivered strong year-over-year increases in both sales and profitability in the fiscal second quarter, driven by broad-based commercial demand across both the lighting and display solutions businesses, continued price discipline and a more profitable sales mix.

The Company reported net sales of $128.8 million in the fiscal second quarter, an increase of 16% versus the prior-year period. LSI reported net income of $6.4 million, or $0.22 per diluted share in the fiscal second quarter, versus $3.1 million, or $0.11 per diluted share in the prior-year period. Adjusted net income for the fiscal second quarter was $7.6 million, or $0.26 per diluted share, compared to $4.2 million, or $0.15 per diluted share last year.

LSI reported Adjusted EBITDA of $13.0 million for the fiscal second quarter, or an increase of 54% versus the prior-year period. The company reported an Adjusted EBITDA margin rate of 10.1%, an increase of 250 bps versus the prior year period. The improved margin rate was driven by a combination of volume growth, improved price realization, disciplined cost management and a more favorable sales mix. A reconciliation of GAAP to non-GAAP financial results is included in the attached press release schedules.

LSI generated free cash flow of $8.9 million in the fiscal second quarter, increasing free cash flow for the first half of fiscal 2023 to $19.0 million. Net debt decreased from $77.1 million entering the fiscal year to $60.1 million at the end of the fiscal second quarter, reducing the ratio of net debt to trailing twelve-month adjusted EBITDA to 1.3x, from 2.2x last fiscal year.

The Company declared a regular cash dividend of $0.05 per share payable on February 14, 2023, to shareholders of record on February 6, 2023.

LSI Industries Second Quarter 2023 Results
January 26, 2023

MANAGEMENT COMMENTARY

“LSI delivered strong second quarter results, highlighted by substantial year-over-year growth in sales and profitability, along with improvements to other key operating metrics,” stated James A. Clark, President, and Chief Executive Officer of LSI. “Our performance reflects balanced sales and margin performance attained across our two reportable segments, while continuing to successfully navigate a demanding operating environment.

“During the second quarter, our Lighting and Display Solutions segments each achieved double-digit sales growth and margin expansion, versus the prior year period,” continued Clark. “Total Adjusted EBITDA increased 54% year-over-year in the quarter, while Adjusted EBITDA margin exceeded 10% for another consecutive quarter. We continue to grow our share-of-wallet within key verticals markets, building upon a growing base of loyal customers, while demonstrating the value of our one-stop, integrated lighting, display and merchandising solutions within underserved and emerging growth applications.”

“As expected, our business continues to generate strong cash flow from operations,” continued Clark. “With trailing twelve-month free cash flow conversion approaching 70%, we’ve continued to direct capital toward debt reduction, consistent with our current allocation priorities. During the last year, we’ve reduced net debt by more than $25 million and ended the second quarter with net leverage at 1.3x. We anticipate continued, positive free cash flow generation as we enter the second half of our fiscal year, positioning us to further reduce debt levels while increasing availability under our existing credit facility.

“In the second quarter, we successfully completed a $12+ million rebranding project involving approximately 200 refueling sites in Puerto Rico for a major oil company. Most of these sites were rebranded during the second quarter, as we successfully delivered on the demanding scheduling requirements of the customer. Following the successful completion of this project, which was our first ever project in Puerto Rico, we continue to evaluate additional early-stage international market opportunities that could represent exciting new entry points for our business.

“Also in the second quarter, one of the nation’s largest grocery chains awarded LSI a major display case expansion and replacement project, committing to purchase more than $12 million of refrigerated and non-refrigerated displays during the next nine months. The award follows the successful completion of an earlier project with the same customer, which represented a similar number of stores and revenue profile. Our grocery customers continue to invest in programs to enhance the customer shopping experience and generate incremental sales,” noted Clark. “LSI is well positioned to capitalize on these opportunities, partnering with a number of grocery chains on their specific branding and technological requirements.

“The Lighting segment continued its strong momentum during the second quarter, generating year-over-year sales growth of 17%, while operating earnings improved 45% versus prior year. Sales growth was broad-based, with significant increases in all vertical market applications. Our new product development activity the last two years prioritized improving and expanding our indoor product range for select vertical markets which, when combined with our widely accepted outdoor portfolio, creates a powerful, value-added solution set. Indoor sales continue to accelerate, achieving second quarter sales growth of 32%. Our enhanced offering has increased the number of orders containing both indoor and outdoor products, serving to increase our average order size.

LSI Industries Second Quarter 2023 Results
January 26, 2023

“Display Solutions segment sales increased 15% versus the prior year second quarter, reflecting volume growth across a number of our key verticals. Our order fulfillment and service execution for these made-to-order custom specification projects have been excellent, meeting or exceeding demanding delivery requirements despite ongoing delays and changes to customer installation schedules, permitting and component availability. The Display Solutions segment gross margin improved 620 bps year-over-year, given favorable program pricing and improved sales mix. Operating income margin improved to 12.8% compared to 7.4% in the fiscal second quarter last year.

Clark concluded, “We delivered a solid second quarter and we exit the fiscal first half with continued momentum across our business. Demand levels in key vertical markets remain favorable, our backlog is healthy, customers increasingly recognize the value of our solutions, manufacturing and supply chain execution remain on-point, and positive cash flow and debt reduction are expected to continue. Looking ahead, despite ongoing pressures on the general economy, we remain optimistic about the second half of the fiscal year and the long-term prospects of our markets. We’ll continue our emphasis on balancing short-term execution with long-term investments to build the business and achieve profitable growth in the years ahead.”

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary software.

Details of the conference call are as follows:

Call Dial-In: 1-877-407-4018

Conference ID:                  13735537

Call Replay: 1-844-512-2921

Replay Passcode: 13735537

A replay of the conference call will be available between January 26, 2023, and February 9, 2023.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures non-residential lighting and retail display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in lighting applications creates opportunities to introduce additional solutions to its valued customers. Retail display solutions consist of graphics solutions, digital signage and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The company employs approximately 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

LSI Industries Second Quarter 2023 Results
January 26, 2023

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Second Quarter 2023 Results
January 26, 2023

Three Months Ended December 31				Six Months Ended December 31
			(Unaudited)
2022	2021	% Change	(In thousands, except per share data)	2022	2021	% Change
$128,804	$111,143	16%	Net sales	$255,873	$217,540	18%

9,038	4,422	104%	Operating income as reported	19,059	8,866	115%

1,002	1,130	-11%	Stock compensation expense	1,553	1,686	-8%
-	340	NM	Acquisition costs	-	340	NM
33	-	NM	Severance costs	46	-	NM
486	-	NM	Consulting expense: Commercial Growth Initiatives	789	-	NM

$10,559	$5,892	79%	Operating income as adjusted	$21,447	$10,892	97%

$6,417	$3,105	107%	Net income as reported	$12,678	$6,238	103%

$7,627	$4,241	80%	Net income as adjusted	$14,704	$7,781	89%

$0.22	$0.11	100%	Earnings per share (diluted) as reported	$0.44	$0.22	100%

$0.26	$0.15	73%	Earnings per share (diluted) as adjusted	$0.51	$0.28	82%

	(amounts in thousands)
	December 31,	June 30,
	2022	2022
Working capital	$84,891	$84,298
Total assets	$296,283	$311,080
Long-term debt	$59,250	$76,025
Other long-term liabilities	$11,583	$12,667
Shareholders' equity	$161,316	$147,769

Three Months Ended December 31, 2022, Results

Net sales for the three months ended December 31, 2022, were $128.8 million, up 16% from the three months ended December 31, 2021, net sales of $111.1 million. Lighting Segment net sales of $66.8 million increased 17% and Display Solutions Segment net sales of $62.0 million increased 15% from last year’s second quarter net sales. Net income for the three months ended December 31, 2022, was $6.4 million, or $0.22 per share, compared to $3.1 million or $0.11 per share for the three months ended December 31, 2021. Earnings per share represents diluted earnings per share.

Six Months Ended December 31, 2022, Results

Net sales for the six months ended December 31, 2022, were $255.9 million, up 18% from the six months ended December 31, 2021, net sales of $217.5 million. Lighting Segment net sales of $134.4 million increased 24% and Display Solutions Segment net sales of $121.5 million increased 11% from last year’s net sales. Net income for the six months ended December 31, 2022 was $12.7 million, or $0.44 per share, compared to $6.2 million or $0.22 per share for the six months ended December 31, 2021. Earnings per share represents diluted earnings per share.

LSI Industries Second Quarter 2023 Results
January 26, 2023

Balance Sheet

The balance sheet at December 31, 2022, included current assets of $149.0 million, current liabilities of $64.1 million and working capital of $84.9 million, which includes cash of $2.8 million. The current ratio was 2.3 to 1. The balance sheet also included shareholders’ equity of $161.3 million and long-term debt of $59.3 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2023, payable February 14, 2023, to shareholders of record as of the close of business on February 6, 2023. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and six months ended December 31, 2022, and 2021. Operating income, net income, and earnings per share, which exclude the impact of stock compensation expense, commercial growth opportunity expense, and severance costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Second Quarter 2023 Results
January 26, 2023

Three Months Ended					Six Months Ended
December 31					December 31
2022		2021		(In thousands, except per share data)	2022		2021
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$6,417	$0.22	$3,105	$0.11	Net income as reported	$12,678	$0.44	$6,238	$0.22

785	0.03	867	0.03	Stock compensation expense	1,341	0.05	1,274	0.05

-	-	269	0.01	Acquisition costs	-	-	269	0.01

26	-	-	-	Severance costs	38	-	-	-

399	0.01	-	-	Consulting expense: Commercial Growth Initiatives	647	0.02	-	-

$7,627	$0.26	$4,241	$0.15	Net income adjusted	$14,704	$0.51	$7,781	$0.28

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2022	2021	% Change	EBITDA and Adjusted EBITDA	2022	2021	% Change
$9,038	$4,422	104%	Operating Income as reported	$19,059	$8,866	115%

2,419	2,538		Depreciation and amortization	4,840	5,101
$11,457	$6,960	65%	EBITDA	$23,899	$13,967	71%

1,002	1,130		Stock compensation expense	1,553	1,686
-	340		Acquisition costs	-	340
33	-		Severance costs	46	-
486	-		Consulting expense: Commercial Growth Initiatives	789	-
$12,978	$8,430	54%	Adjusted EBITDA	$26,287	$15,993	64%

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2022	2021	% Change	Free Cash Flow	2022	2021	% Change
$9,481	$(8,654)	n/m	Cash flow from operations	$20,064	$(16,543)	NM

(561)	(448)	25%	Capital expenditures	(994)	(745)	33%
$8,920	$(9,102)	n/m	Free cash flow	$19,070	$(17,288)	NM

	(amounts in thousands)
Net Debt to Adjusted EBITDA Ratio	December 31,	June 30,
(amounts in thousands)	2022	2022
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	59,250	76,025
Total Debt	$62,821	$79,596
Less: Cash	(2,765)	(2,462)
Net Debt	$60,056	$77,134
Adjusted EBITDA - Trailing Twelve Months	$45,387	$35,091
Net Debt to Adjusted EBITDA Ratio	1.3	2.2

LSI Industries Second Quarter 2023 Results
January 26, 2023

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2022	2021	(In thousands, except per share data)	2022	2021
$128,804	$111,143	Net sales	$255,873	$217,540

94,646	85,695	Cost of products sold	186,964	167,582
18	-	Severance costs	31	-

34,140	25,448	Gross profit	68,878	49,958

24,600	20,687	Selling and administrative costs	49,015	40,752
15	-	Severance costs	15	-
486	-	Consulting expense: Commercial Growth Initiatives	789	-
-	339	Acquisition costs	-	340

9,039	4,422	Operating Income	19,059	8,866

(54)	9	Other expense (income)	158	88
1,258	529	Interest expense, net	2,046	763

7,835	3,884	Income before taxes	16,855	8,015

1,418	779	Income tax	4,177	1,777

$6,417	$3,105	Net income	$12,678	$6,238

	Weighted Average Common Shares Outstanding
28,078	27,292	Basic	27,874	27,144
29,204	28,067	Diluted	28,766	27,895

		Earnings Per Share
$0.23	$0.11	Basic	$0.45	$0.23
$0.22	$0.11	Diluted	$0.44	$0.22

LSI Industries Second Quarter 2023 Results
January 26, 2023

	(amounts in thousands)
	December 31,	June 30,
	2021	2022
Current assets	$149,025	$158,917
Property, plant and equipment, net	25,786	27,158
Other assets	121,472	125,005
Total assets	$296,283	$311,080

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	60,563	71,048
Long-term debt	59,250	76,025
Other long-term liabilities	11,583	12,667
Shareholders' equity	161,316	147,769
	$296,283	$311,080